Exhibit 10.1

GCM Grosvenor, Inc.

Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of GCM Grosvenor, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”) beginning on April 1, 2025, unless a Non-Employee Director (as defined below) and the Company mutually agree in writing that he or she will not receive compensation in connection with his or her appointment. The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”). This Policy became effective after the effectiveness of the Company’s Form S-4 Registration Statement, and was revised by action of the Board on each of February 23, 2021, November 7, 2022 and February 6, 2025. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
A.Cash Compensation
1.Annual Retainers and Other Fees. Each Non-Employee Director shall receive an annual retainer of $250,000 for service on the Board. A Non-Employee Director serving as a member of the Audit Committee shall receive an additional annual retainer of $45,000 for such service and a Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $60,000 for such service. Non-Employee Directors of other committees, if established, shall receive an additional annual retainer of $15,000 for such service, and the Chairperson of such other committees shall receive an additional annual retainer of $30,000 for such service (collectively, the “Cash Compensation”), payable in cash (subject to Sections (A)(2)(c) and (B)(2) herein), as compensation for his or her service as a Non-Employee Director.
2.Payment
a.Payment Date. The Cash Compensation will be earned on a quarterly basis based on a calendar quarter and will be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.
b.Partial Service. In the event a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter (but serves for a portion of the quarter), such Non-Employee Director will receive a prorated portion of the Cash Compensation otherwise payable to him or her for such calendar quarter, with such prorated portion determined by multiplying the Cash Compensation that would otherwise be payable by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director during

|||

the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
c.Share Settlement. Notwithstanding anything to the contrary in this Section A, the Company may offer the Non-Employee Directors the right to elect to receive the Cash Compensation in the form of fully vested shares of Class A common stock, par value $0.0001 per share of the Company (“Common Stock”), not to exceed the Director Limit (as defined below). Such election must be made in writing prior to the date on which the Cash Compensation is required to be paid hereunder. The number of shares of Common Stock that may be delivered in satisfaction of the Cash Compensation shall be determined based on the closing price per share of the Common Stock on the last day of the calendar quarter for which the Cash Compensation is payable, or if such date was not a trading day, based on the last preceding trading day for which such price per share exists, as reported on the Nasdaq Capital Market.
B.Equity Compensation
1.Initial Grant. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board, shall receive an award of 10,000 restricted stock units (“RSUs”), each of which represents the right to receive one share of Common Stock, subject to vesting and other provisions set forth in the grant agreement. The awards described in this Section B(1) shall be referred to as “Initial Awards.” (For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.) Each Initial Award shall be granted on the date of such Non-Employee Director’s initial election or appointment to the Board (such Non-Employee Director’s “Start Date”) or such later date if necessary to comply with applicable securities laws. The Initial Award shall vest on the first anniversary of the Start Date, subject to the Non-Employee Director continuing in service on the Board through such date. In the event of a Non-Employee Director’s cessation of service due to death or disability (as determined in good faith by the Board), the RSUs subject to an Initial Award will become fully vested as of the date of such cessation of service. In the event of a Non-Employee Director’s continued service through the date of a Change of Control, the RSUs subject to an Initial Award will become fully vested as of the date of the Change of Control. The Initial Award shall not apply towards the Director Limit (as defined in the Equity Plan) (as defined below). Each Non-Employee Director may elect to defer settlement of all or part of the Initial Award by executing a valid deferral election in a manner that is consistent with the requirements of Treas. Reg. 1.409A-2 and in accordance with any deferral plan, policy or arrangement established by the Company.
2.Election to Receive Deferred Equity in Lieu of Cash Compensation. Notwithstanding Section A, Non-Employee Directors may elect, in accordance with Section (B)(2)(a) or in accordance with any other deferral program to be adopted by the Board, that an amount equal to all or a portion of the Cash Compensation be paid in the form of deferred RSUs in accordance with Section (B)(2)(d), not to exceed the Director Limit (as defined below). (All equity awards, including the Initial Awards, that Non-Employee Directors may receive as compensation for their service on the Board from time to time pursuant to this Policy are referred to collectively herein as “Equity Compensation”.)
a.Elections; Notification Requirements. If a Non-Employee Director desires to receive all or a portion of his or her Cash Compensation in the form of deferred RSUs, such Non-Employee Director must make an election (an “Equity Election”) by delivering an election form to Chief Human Resources Officer of the Company which designates the portion of the Cash Compensation that the Non-Employee Director desires to receive in the form of deferred RSUs. Any initial Equity Election must be made not later than December 31 of the calendar year immediately preceding the calendar year of service. Notwithstanding the foregoing, any newly-appointed or elected Non-Employee Director may make an Equity Election no later than thirty days after such Non-Employee Director first becomes eligible to participate in this Policy, and such Equity Election may only be made with respect to Cash Compensation payable for services to be performed during or after the period commencing on the first day of the first full calendar quarter immediately following the date of such Equity Election. Once an Equity Election is made, it may be revoked and changed only for future years. Each Equity Election will carry over to Cash Compensation in subsequent plan years unless and until terminated. Any Equity Election must satisfy the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), to the extent applicable.
b.Grant Date. With respect to the Cash Compensation that the Non-Employee Director elects to receive in the form of deferred RSUs, the date of grant of the deferred RSUs will be the last business day of each calendar quarter, subject to the Non-Employee Director’s continued service through such day.
c.Number of Deferred RSUs. The number of deferred RSUs awarded to a Non-Employee Director will be determined by dividing (i) the applicable portion of the Cash Compensation that the Non-Employee Director elects to receive in the form of deferred RSUs by (ii) the closing price per share of the Common Stock on the date of grant, or on the last preceding trading day for which such price for share exists, if such date was not a trading day, as reported on the Nasdaq Capital Market. If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter (but serves for a portion of the quarter), such Non-Employee Director will receive a prorated portion of the deferred RSUs to be granted to such Non-Employee Director with respect to such quarter, on the same grant date described above, with such prorated portion of RSUs determined by multiplying the Annual Cash Award Value that the Non-Employee Director has elected to defer by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

d.Share Delivery. The shares of Common Stock issuable pursuant to the Deferred RSUs will be delivered on the earlier of (i) the day immediately preceding the date of the first annual meeting of the Company’s stockholders (an “Annual Meeting”) following the date of grant that is at least 50 weeks from the date of grant, (ii) the first anniversary of the date of grant, the Non-Employee Director’s cessation of service due to death or disability (as determined in good faith by the Board), the Non-Employee Director’s continued service through the date of a Change of Control, the date of the Non-Employee Directors’ “separation of service,” within the meaning of Section 409A of the Internal Revenue Code, or any later fixed date that is permitted by the Company and that complies with Section 409A of the Internal Revenue Code.
3.Settlement. All RSUs subject to an Initial Award will be settled in the form of shares of Common Stock no later than 15 days following the vesting date and all deferred RSUs shall be settled in the form of shares of Common Stock no later than 15 days following the applicable delivery date selected by the Non-Employee Director in the applicable deferral election form.
4.General Provisions Applicable to RSUs
a.RSU Account. The Company will maintain, or cause its equity plan administrator to maintain, a separate bookkeeping account to reflect the RSUs issued to each Non-Employee Director.
b.Fractional Shares. Only whole shares will be issued in settlement of RSUs; fractional shares will be eliminated by rounding up to the next whole number.
c.Voting Rights. Non-Employee Directors will have no voting rights with respect to RSUs.
d.Company Equity Plan Applies. All Equity Compensation will be granted under and subject to the terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all awards of Equity Compensation hereunder are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Policy, the sum of the grant date fair value of equity-based Awards (as defined in the Equity Plan) and the amount of any cash-based Awards or other fees granted to a Non-Employee Director under the Plan during any calendar year shall not exceed the director limit set forth in the Plan (the “Director Limit”); provided, that, such Director Limit shall not include any initial, sign-on equity grant to a Non-Employee Director, which initial, sign-on grant shall not be greater than 10,000 shares of Common Stock.
C.General

1.Unfunded Obligation. This Policy is designed and will be administered at all times as an unfunded arrangement, and each Non-Employee Director will be treated as an unsecured general creditor and will have no beneficial ownership of any assets of the Company.
2.Taxes. Non-Employee Directors will be solely responsible for any federal, state or other taxes imposed in connection with Cash Compensation and Equity Compensation, and each Non-Employee Director authorizes the Company or any of its subsidiaries to make any withholding for taxes which the Company or any subsidiary deems, in their sole discretion, necessary or desirable in connection therewith.
3.Amendments; Etc. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. To the extent that the Company’s Annual Meeting schedule is materially changed from the schedule in effect on the Effective Date, this Policy may be equitably adjusted by the Company in connection with such change.
4.Governing Law. This Policy and any agreements or documents hereunder will be administered, construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws thereof.